                                                                     Exhibit 2.2

                           REORGANIZATION AGREEMENT

          This Reorganization Agreement (the "Agreement"), dated as of April 30, 1998, by and among Sealright Co., Inc., a Delaware corporation ("Sealright"), JPS Packaging Company, a Delaware corporation ("Flexible"), Sealright Manufacturing - West, Inc., a Missouri corporation ("West") and Sealright Packaging Company, a Kansas corporation ("Packaging").

                                    RECITALS

     A. Sealright holds all the issued and outstanding capital stock of West and Packaging.

     B. West holds all the issued and outstanding capital stock of Flexible and Venture Packaging, Inc., a North Carolina corporation ("Venture").

     C. Sealright, Huhtamaki Oy, a corporation organized under the laws of Finland ("Huhtamaki") and Seal Acquisition Corporation, a Delaware corporation ("Acquisition Sub"). are parties to that certain Agreement and Plan of Merger dated as of March 2, 1998 (as may be amended from time to time, the "Merger Agreement"), pursuant to which Acquisition Sub will merge with and into Sealright with Sealright being the surviving corporation and wholly-owned indirectly by Huhtamaki (the "Merger").

     D. Sealright, Flexible, West and Packaging each desire to agree to and effectuate the transactions and actions herein described to create within Sealright and its subsidiaries an organizational structure whereby certain flexible packaging and other assets and certain related liabilities owned or incurred, respectively, directly or indirectly by Sealright will be assigned to and assumed by Flexible as permitted by Section 8.1(e) of the Merger Agreement (the "Reorganization").

     E. The Reorganization is permitted under the Merger Agreement as a "Permitted Restructuring" as defined in the Merger Agreement, and Huhtamaki and Acquisition Sub have indicated their consent and acknowledgment thereof.

     F. The Reorganization is intended to qualify for non-recognition treatment under Section 351 of the Code (hereinafter defined).

     G. The parties hereto have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Reorganization and the other transactions contemplated hereby and to set forth other agreements that will govern certain other matters relating to the Reorganization.

                                   AGREEMENT

          NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound thereby, the parties agree as follows:

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                                  DEFINITIONS

          1.1 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          Acquisition Sub: as defined in the recitals to this Agreement.

          Action: any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration or other tribunal.

          Affiliate: with respect to any specified Person, an "affiliate" as defined in Rule 405 promulgated pursuant to the Securities Act (as hereinafter defined); provided, however, that for purposes of this Agreement (i) Affiliates of the Flexible Group shall not be deemed to include the Sealright Rigid Group, and (ii) Affiliates of the Sealright Rigid Group shall not be deemed to include the Flexible Group.

          Agreement: as defined in the preamble to this Agreement.

          Ancillary Agreements: all the agreements, instruments, understandings, assignments and other arrangements (excluding the Merger Agreement) entered into in connection with the transactions contemplated hereby, including, without limitation, the Letter Agreement.

          Closing: as defined in the Merger Agreement.

          Closing Date: as defined in the Merger Agreement.

          Code: the Internal Revenue Code of 1986, as amended, or any successor statute or law.

          Collective Bargaining Agreement: any collective bargaining or other labor agreement to which any member of either Group is a party.

          Contract: any written or oral contract, agreement, lease, indenture or evidence of indebtedness.

          Delayed Asset: as defined in Section 3.3 of this Agreement.

          Delayed Liability: as defined in Section 3.3 of this Agreement.

          DeSoto Facility: Sealright's facility (including manufacturing, warehouse and office space) located at 9201 Packaging Drive, DeSoto, Kansas.

          Effective Time: The date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the parties to the Merger Agreement and specified in the Certificate of Merger, as such terms are defined in the Merger Agreement.

          ERISA: the Employee Retirement Income Security Act of 1974, as amended, or any successor legislation.

          Exchange Act: the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

          Flexible: as defined in the preamble to this Agreement.

          Flexible Assets: The stock of Flexible and those assets of Sealright and its subsidiaries used exclusively in the Flexible Business, and described on
Schedule 1.1 of the Merger Agreement.

          Flexible Business: The business of manufacturing and selling flexible packaging and labeling for the food, dairy and beverage market (excluding Sealright's Australian operations), and machines for the application of sleeve labels to plastic bottles, operated by Sealright, directly and through certain of its subsidiaries.

          Flexible Collective Bargaining Agreements: The following collective bargaining agreements related to the Akron, Ohio facility and the San Leandro, California facility:

          A. Agreement between Flexible and International Chemical Workers Union and its Local No. 1033 dated November 18, 1993 (Akron); and

          B. Agreement between Sealright and Warehouse, Mail Order and Retail Employees, Local Union 853, IBT dated February 1, 1998 (San Leandro).

          Flexible Employee: any individual who on the Reorganization Date is an officer or employee of Flexible or Venture.

          Flexible Group: Flexible and Venture, after giving effect to the Reorganization.

          Flexible Liabilities: those liabilities directly and exclusively related to the Flexible Assets and the Flexible Business described on Schedule
1.2 of the Merger Agreement.

          Group: the Flexible Group or the Sealright Rigid Group, as the context requires.

          Huhtamaki: as defined in the recitals to this Agreement.

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          Information: as defined in Section 6.2 of this Agreement.

          IRS: the Internal Revenue Service.

          Letter Agreement: the letter agreement dated March 2, 1998 by and between Huhtamaki and Sealright regarding unallocated expenses, unallocated personnel and transfer pricing.

          Merger Agreement: as defined in the recitals to this Agreement.

          Other Flexible Assets: As held by Sealright or any of its Subsidiaries (excluding Flexible or Venture), the following:

          A. all interests in, and rights and benefits accruing under customer, supplier, employee and other contracts and agreements relating directly and exclusively to the Flexible Business, as listed on Appendix C to Schedule
     1.1 of the Merger Agreement;

          B. all personal property, including prints and drawings used directly and exclusively in the Flexible Business;

          C. all machinery and equipment used directly and exclusively in the Flexible Business;

          D. all accounts receivable relating directly and exclusively to the Flexible Business outstanding;

          E. all inventory (including finished goods and spare parts) relating directly and exclusively to the Flexible Business;

          F. all intellectual property relating directly and exclusively to the Flexible Business, as listed on Appendix D to Schedule 1.1 of the Merger Agreement;

          G. all goodwill and other intangible assets relating directly and exclusively to the Flexible Business;

          H. all tax assets related directly and exclusively to the Flexible Business, including but not limited to tax refunds or credits, to the extent permitted under the United States Treasury Regulations and to the extent not otherwise paid or allocated to the Flexible Business pursuant to
     Section 2.3 of the Tax Procedures Agreement;

          I. all idle manufacturing equipment previously used in the Flexible Business and not currently used in the operations of Sealright's business and previously identified for sale located at the DeSoto Facility, and any after-tax proceeds received therefrom since December 31, 1997, with the major items of such equipment being described on Appendix E to Schedule 1.1 of the Merger Agreement.

          J. all other assets, properties and rights relating directly and exclusively to the Flexible Business, including but not limited to those listed on Appendix F to Schedule 1.1 of the Merger Agreement.

  Packaging: as defined in the preamble to this Agreement.

  Packaging Flexible Contracts: The following contracts to which Packaging is a party:

          A. Transpeed Express & Distribution Co. Letter Agreement dated February 16, 1997;

          B. KBIB Pouch Purchase Order Contract with Hunt Wesson, Inc. dated September 20, 1994;

          C. Sales Representative Agreement with Gamma Ingenieria S.A. dated July 1, 1997;

          D. Sales Representative Agreement with Policentro San Luis S.A. dated July 1, 1997; and

          E. Distributorship Agreement with General Labels & Labeling (M) SDN.BHD dated April 1, 1997.

          Person: an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust or other entity, an unincorporated organization or a government or any department or agency thereof.

          Plan: any plan, policy, arrangement, contract or agreement providing benefits (including salary, bonuses, deferred compensation, incentive compensation, savings, stock purchases, pensions, profit sharing, welfare benefits or retirement or other retiree benefits, including retiree medical benefits) for any group of employees or former employees or individual employee or former employee, or the beneficiary or beneficiaries of any such employee or former employee, whether formal or informal or written or unwritten and whether or not legally binding, and including any means, whether or not legally required, pursuant to which any benefit is provided by an employer to any employee or former employee or the beneficiary or beneficiaries of any such employee or former employee.

          Qualified Plan: a Plan which is an employee pension benefit plan (within the meaning of Section 3(2) of ERISA) and which constitutes or is intended in good faith to constitute a qualified plan under Section 401(a) of the Code.

          Raleigh Office: the office facility located at 831 Purser Drive, Raleigh, North Carolina and leased indirectly by West pursuant to the Raleigh Office Lease.

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          Raleigh Office Lease: the office lease dated July 1, 1997, between
Alton Glenn Holland, Jr. and Styrotech Machines, a division of Sealright International, a division of West.

          Reorganization: as defined in the recitals to this Agreement.

          Reorganization Date: April 30, 1998 or such later date as may be agreed in writing by the parties hereto, as of which the Reorganization shall be effected.

          Reorganization Time: the close of business on the Reorganization Date.

          San Leandro Accounts: all accounts receivable or accounts payable relating directly and exclusively to the operations conducted at the San Leandro Facility outstanding as of the Reorganization Time.

          San Leandro Assets: the San Leandro Facility, the San Leandro Warehouse, the San Leandro Warehouse Lease, the San Leandro Property, the San Leandro Inventory and the San Leandro Accounts.

          San Leandro Facility: the manufacturing facility located at 2450 Alvarado Road, San Leandro, California, owned in fee simple by West.

          San Leandro Inventory: all inventory (including finished goods, spare parts and work in progress) related directly and exclusively to the operations at the San Leandro Facility located at the San Leandro Facility, the San Leandro Warehouse or elsewhere, as of the Reorganization Time.

          San Leandro Property: all equipment, machinery and personal property located at the San Leandro Facility and the San Leandro Warehouse, as listed on Appendix A to Schedule 1.1 of the Merger Agreement.

          San Leandro Warehouse: the warehouse facility located at 761 Montague Avenue, San Leandro, California leased by West pursuant to the San Leandro Warehouse Lease.

          San Leandro Warehouse Lease: the warehouse lease dated March 10, 1987, as amended, between Rudolph Reich and Mary A. Barry and Indopak d/b/a Packaging Industries, Inc. (now known as Sealright Manufacturing-West, Inc.).

          Sealright: as defined in the preamble to this Agreement.

          Sealright Flexible Contracts: The contracts to which Sealright is a party relating directly and exclusively to the Flexible Business, including but not limited to those listed on Appendix C to Schedule 1.1 of the Merger Agreement, and also the following:

          A. Asceptic Lidding Requirements Contract with Kraft Foods dated April 8, 1997;

          B.  Sole Source Contract with Baxter Foods dated March, 1997;

          C.  Sole Source Contract with Purity Dairies dated October, 1997; and

          D.  Sole Source Contract with Southern Foods Group dated March, 1997.

          Sealright-Held Flexible Intellectual Property: the intellectual property described in Appendix D to Schedule 1.1 of the Merger Agreement as being owned by Sealright.

          Sealright Rigid Group: Sealright and all other direct and indirect subsidiaries of Sealright (other than Flexible and Venture), after giving effect to the Reorganization.

          Sealright Rigid Group Collective Bargaining Agreements: Any Collective Bargaining Agreement except for the Flexible Collective Bargaining Agreements.

          SEC: the Securities and Exchange Commission.

          Securities Act: the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

          Styrotech Accounts: all accounts receivable or accounts payable relating directly and exclusively to the Styrotech Operations conducted at the DeSoto Facility.

          Styrotech Assets: the Styrotech Operations, the Raleigh Office Lease, the Styrotech Property, the Styrotech Accounts and the Styrotech Inventory.

          Styrotech Inventory: all inventory (including finished goods, spare parts and work in progress) related directly and exclusively to the Styrotech Operations located at the DeSoto Facility, or elsewhere.

          Styrotech Operations: the business conducted by Sealright and its Subsidiaries of manufacturing and selling machines for the application of sleeve labels to plastic bottles.

          Styrotech Property: all equipment, machinery and personal property located at the Raleigh Office or elsewhere, used directly and exclusively in the Company's Flexible Business, as listed on Appendix B to Schedule 1.1 of the Merger Agreement.

          Subsidiary: with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body of such corporation or other legal entity.

          Venture: as defined in the recitals to this Agreement.

          Venture Stock: all the outstanding capital stock of Venture.

          West: as defined in the preamble to this Agreement.

          West Flexible Contracts: Those contracts or agreements to which West is a party, related directly and exclusively to the Flexible Business, including but not limited to those contracts listed on Appendix C to Schedule 1.1 of the Merger Agreement, and including the following:

          A. Warehouse Storage and Services Agreement dated December 23, 1991 with Chicagoland - Quad Cities Express, Inc.

          West-Held Flexible Intellectual Property: the intellectual property described in Appendix D to Schedule 1.1 of the Merger Agreement as being owned by West.

         1.2 References to Time. All references to times of the day in this Agreement shall refer to Kansas City, Missouri time.


                                  ARTICLE II

               REINCORPORATION OF EAST AS A DELAWARE CORPORATION

          Prior to the date hereof and as permitted by Section 8.1(e) of the Merger Agreement, Sealright has caused the merger of Sealright Manufacturing-East, Inc., an Ohio corporation, into a new shell Delaware corporation ("Newco"), with Newco being the surviving corporation and taking the name "JPS Packaging Company" and being referred to herein as "Flexible".

                                  ARTICLE III

             CONTRIBUTION AND ASSUMPTION OF ASSETS AND LIABILITIES

          3.1 Contribution of the Flexible Assets. Upon the terms and subject to the conditions of this Agreement:

               (a) Packaging shall assign, transfer, convey and dividend to Sealright, effective immediately prior to the Reorganization Time, all of Packaging's right, title and interest in, to and under the Packaging Flexible Contracts;

               (b) Sealright shall assign, transfer, convey and contribute to West, effective immediately prior to the Reorganization Time, all of Sealright's right, title and interest in, to and under the Sealright-Held Flexible Intellectual Property;

               (c) Sealright shall assign, transfer, convey and contribute to West, effective immediately prior to the Reorganization Time, all of Sealright's right, title and interest in, to and under the Sealright Flexible Contracts;

               (d) Sealright shall assign, transfer, convey and contribute to West, effective immediately prior to the Reorganization Time, all of Sealright's right, title and interest in and to the Other Flexible Assets owned by Sealright;

               (e) Sealright shall assign, transfer, convey and contribute to West, effective immediately prior to the Reorganization Time, all of Sealright's right, title and interest in, to and under the Packaging Flexible Contracts which it receives pursuant to clause (a) above;

               (f) West shall assign, transfer, convey and contribute to Flexible, effective immediately prior to the Reorganization Time, all of West's right, title and interest in, to and under (i) the Sealright-Held Flexible Intellectual Property which it receives pursuant to clause (b) above and (ii) the West-Held Flexible Intellectual Property;

               (g) West shall assign, transfer, convey and contribute to Flexible, effective immediately prior to the Reorganization Time, all of West's right, title and interest in, to and under (i) the Sealright Flexible Contracts which it receives pursuant to clause (c) above and (ii) the West Flexible Contracts;

               (h) West shall assign, transfer, convey and contribute to Flexible, effective immediately prior to the Reorganization Time, all of West's right, title and interest in, to and under (i) the Other Flexible Assets which it receives pursuant to clause (d) above and (ii) the Other Flexible Assets owned by West;

               (i) West shall assign, transfer, convey and contribute to Flexible, effective immediately prior to the Reorganization Time, all of West's right, title and interest in, to and under the San Leandro Assets;

               (j) West shall assign, transfer, convey and contribute to Flexible, effective immediately prior to the Reorganization Time, all of West's right, title and interest in, to and under the Styrotech Assets;

               (k) West shall assign, transfer, convey and contribute to Flexible, effective immediately prior to the Reorganization Time, all of West's right, title and interest in, to and under the Venture Stock; and

               (l) West shall assign, transfer, convey and contribute to Flexible, immediately prior to the Reorganization Time, all of West's right, title and interest in each and every environmental permit, license and identification number at any time issued to West by any federal, state or local authority or agency, in respect of the Flexible Business to Flexible.

          3.2 Assumption of the Flexible Liabilities. Upon the terms and subject to the conditions of this Agreement, effective immediately prior to the Reorganization Time, Flexible shall assume and agree to pay, perform and discharge when due, the Flexible Liabilities, including the obligations to pay stock option settlement amounts as set forth in Section 8.15 of the Merger Agreement.

          3.3  Delayed Assets and Liabilities.

               (a) To the extent that any required consent or waiver with respect to a Contract or other instrument included in the Flexible Assets has not been obtained on or prior to the Reorganization Date, such Contract or instrument (a "Delayed Asset") shall not be transferred hereunder, and any related liability that constitutes a Flexible Liability (a "Delayed Liability"), shall not be assumed hereunder by Flexible unless and until such required consent or waiver has been obtained. Notwithstanding the foregoing, if such a required consent or waiver is not obtained, the party required to transfer such Delayed Asset will reasonably cooperate with the party entitled to receive such Delayed Asset to attempt to provide such party with the benefits under or of any such Delayed Asset as long as the party entitled to receive such Delayed Asset shall assume, pay and perform any corresponding Delayed Liabilities. Sealright, West, Packaging and Flexible each agrees that, in any such event, they shall work in good faith to cause such arrangement to reflect as nearly as possible the respective benefits and obligations that would have been in effect had such consent or waiver been obtained.

               (b) At such time and on each occasion after the Reorganization Date that a required consent or waiver shall be obtained with respect to a Delayed Asset, such Delayed Asset shall forthwith be transferred and assigned to the party entitled to receive it hereunder, and all related Delayed Liabilities shall be simultaneously assumed by such party hereunder, whereupon (i) such Delayed Asset shall constitute for all purposes a Flexible Asset acquired hereunder and (ii) such Delayed Liabilities shall constitute for all purposes a Flexible Liability assumed hereunder.

          3.4  Indemnification

               (a) Flexible hereby indemnifies and holds the Sealright Rigid Group harmless from and against any loss, liability, claim, action, cost and expense (but specifically excluding incidental, indirect and consequential damages and lost profits) that it may incur or suffer arising out of any third party claim or demand (a "Loss") for payment or satisfaction of any of the Flexible Liabilities.

               (b) Sealright hereby indemnifies and holds the Flexible Group harmless from and against any Loss for payment or satisfaction of any liabilities of the Sealright Rigid Group (exclusive of any Flexible Liabilities).

                                  ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          Each of the parties to this Agreement represents and warrants to the other parties as follows:

               (a) Organization and Standing. Such party is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

               (b) Authority; Execution; Enforceability. Such party has all requisite power and authority to execute this Agreement and the Ancillary Agreements to which it is or will be party (collectively, the Agreement and such Ancillary Agreements are referred to herein as the "Reorganization Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Reorganization

     Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such party and, to the extent required, by its stockholders. This Agreement has been duly executed and delivered by such party and constitutes, and each of the other Reorganization Documents will be duly executed and delivered by such party on or prior to the Reorganization Date, and when so executed and delivered will constitute, a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms.

               (c) No Conflict. The execution, delivery and performance by such party of the Reorganization Documents will not contravene, violate, result in a breach of or constitute a default under (x) any provision of applicable law or of the organizational documents of such party (or its Subsidiaries) or (y) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such party (or its Subsidiaries) or any of its properties or assets.


                                   ARTICLE V

                          CERTAIN ADDITIONAL COVENANTS

          All intercompany services provided prior to the Reorganization Date by the Sealright Rigid Group to Flexible and/or Venture, and by the Flexible Group to any member of the Sealright Rigid Group, respectively, shall terminate (without cost) as of the Effective Time unless otherwise provided in any Ancillary Agreement.


                                  ARTICLE VI

                             ACCESS TO INFORMATION

          6.1 Provision of Corporate Records. Prior to or as promptly as practicable after the Reorganization Date, the Sealright Rigid Group shall deliver to Flexible all corporate books and records of the Flexible Group in its possession or control as well as copies or originals of all books, records and data relating exclusively to the Flexible Business, the Flexible Assets or the Flexible Liabilities, including, but not limited to, all books, records and data relating to the purchase of materials, supplies and services, financial results, sale of products, records of the Flexible Employees, commercial data, research done by or for the Flexible Group or the Flexible Business, catalogues, brochures, training and other manuals, sales literature, advertising and other sales and promotional materials, maintenance records and drawings, all active agreements, active litigation files and government filings. All such documents located at the San Leandro Facility, the San Leandro Warehouse or the Raleigh Office shall be deemed delivered to Flexible as of the Reorganization Date. To the extent that originals of such books, records and data are provided to Flexible, Flexible shall provide Sealright copies thereof as reasonably requested for a valid and legitimate business interest, in writing, by Sealright. From and after the Reorganization Date, all books, records and copies so delivered shall be the property of Flexible. Notwithstanding the above, Sealright shall not be required to make copies, other than pursuant to Section
6.2 of this

Agreement, of any portion of any books, records or data to the extent such portion relates exclusively to the assets, business or liabilities not related or derivative to the Flexible Assets, the Flexible Business or the Flexible Liabilities.

          6.2 Access to Information. From and after the Reorganization Date, the Sealright Rigid Group and the Flexible Group shall each afford to the other and to the other's agents, employees, accountants, counsel and other designated representatives, reasonable access and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information ("Information") within such party's possession relating to such other party's businesses, assets or liabilities, insofar as such access is reasonably required by such other party. Without limiting the foregoing, such Information may be requested under this Section for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

          6.3 Retention of Records. Except as otherwise required by law or agreed in writing, or as otherwise provided in the Tax Procedures Agreement, each of the Sealright Rigid Group and the Flexible Group shall retain, for a period of at least seven years following the Reorganization Date, all significant Information in such party's possession or under its control relating to the business, assets or liabilities of the other party and, after the expiration of such seven-year period, prior to destroying or disposing of any of such Information, (a) the party proposing to dispose of or destroy any such Information shall provide no less than 60 days prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and
(b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

          6.4 Confidentiality. From and after the Reorganization Date, the Sealright Rigid Group, on one hand, and the Flexible Group, on the other hand, shall hold, in strict confidence, all Information obtained from the other Group prior to the Reorganization Date or furnished to it pursuant to this Agreement or any other agreement referred to herein which solely relates to or concerns solely the business conducted by such other Group, and such Information relating solely to, or solely concerning said Group, shall not be used by it to the detriment of the other Group, or disclosed by it or its agents, officers, employees or directors without the prior written consent of such other Group unless and to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such Group's counsel, by other requirements of law, or (b) such Group can show that such Information was (i) available to such Group on a nonconfidential basis prior to its disclosure by the other Group, (ii) in the public domain through no fault of such Group, (iii) lawfully acquired by such Group from other sources after the time that it was furnished to such Group pursuant to this Agreement or any other agreement referred to herein, or (iv) independently developed by such Group. Notwithstanding the foregoing, each Group shall be deemed to have satisfied its obligations of confidentiality under this Section with respect to any Information concerning or supplied by the other Group if it exercises substantially the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

          6.5 Reimbursement. Each member of either the Sealright Rigid Group or the Flexible Group, respectively, providing Information pursuant to Sections 6.2 or 6.3 to any member of the other Group shall be entitled to receive from the recipient, after the Merger and upon presentation of an invoice therefor, payment of all out-of-pocket costs and expenses as may reasonably be incurred in providing such Information.


                                  ARTICLE VII

                        EMPLOYEE BENEFITS; LABOR MATTERS

          7.1  Allocation of Employee Benefit Plan Responsibilities.

               (a) Benefit Accruals Generally. Except to the extent provided to the contrary elsewhere in this Article VII, as of the Closing Date, all participation and continued accrual or provision of any benefits to any Flexible Employee or any covered dependent or beneficiaries of any Flexible Employee in any Plan sponsored by the Sealright Rigid Group shall cease. Except to the extent provided to the contrary elsewhere in this Article VII, in respect of Flexible Employees who terminate employment on or prior to the Closing Date, the Sealright Rigid Group shall be solely responsible for any and all benefits of all former Flexible Employees and/or any covered dependents and/or beneficiaries of any Flexible Employees under any Plan for which Sealright Rigid Group is the Plan sponsor on or after the Closing Date.

               (b) Change of Plan Sponsor and Named Fiduciary; Transfer and Assumption of Liabilities. Except to the extent provided to the contrary elsewhere in this Article VII, as of the Closing Date, Flexible and Venture shall transfer to the Sealright Rigid Group and the Sealright Rigid Group shall assume all of the liabilities and obligations (except for any breach of any duty or obligation occurring prior to the Closing Date) of Flexible and Venture in respect of the Retirement Income Plan of Sealright Co., Inc., the Sealright Co., Inc. Long Term Savings Plan, the Sealright Co. Inc. Deferred Compensation Plan, the Stock Purchase Plan and all retiree medical plans including, but not limited to, all liabilities and obligations thereunder with respect to Flexible Employees and their beneficiaries and former Flexible Employees and their beneficiaries whether vested or unvested. As of the Closing Date, Flexible and Venture shall be relieved of all liabilities and obligations arising out of or relating to the Plans except for any breach of duty or obligation occurring prior to the Closing Date.

               (c) Necessary Acts. Each Plan sponsor shall take or cause to be taken such actions in respect of each Plan as are reasonably necessary to accomplish the requirements of this Article VII.

          7.2  Retirement Benefit Plans.

               (a) Retirement Income Plan of Sealright Co., Inc. ("RIP"). As of the Closing Date, each Flexible Employee shall be fully vested in his accrued benefit in the RIP and, in addition to all other distribution options available under the RIP, shall be permitted either to receive a lump sum distribution or to direct a rollover distribution of his accrued benefit.

               (b) Sealright Co., Inc. Long Term Savings Plan ("401(k) Plan"). Effective as of the Closing Date, with respect to each 401(k) Plan participant who is or becomes a Flexible Employee on the next business day following the Closing Date, the Sealright Rigid Group shall transfer each such participant's 401(k) Plan account balances including both vested and unvested balances, increased by any contributions due for periods prior to the Closing Date but not made as of the Closing Date and reduced by any benefits paid after the Closing Date and prior to the transfer date, to the new Qualified Plan established and designated by Flexible in which each such participant participates provided that Flexible has submitted to Sealright Rigid Group satisfactory evidence that such new Qualified Plan is qualified under Code (S) 401(a) and will not violate Code (S) 411(d)(6). Such Qualified Plan shall provide service credit to each such participant equal to each such participant's service credit under the 401(k) Plan and shall utilize the same vesting schedule as the 401(k) Plan with respect to transferred account balances.

               Effective as of the Closing Date, the Sealright Rigid Group shall amend the 401(k) Plan to provide that any participant whose employment is terminated as a result of the Merger or the distribution of the Flexible Business and is not hired by the Sealright Rigid Group, Flexible or Venture shall be fully vested in his 401(k) Plan account balances.

               (c) Sealright Co., Inc. Deferred Compensation Plan ("Deferred Compensation Plan"). As of the Reorganization Date, the Sealright Rigid Group shall cause each Flexible Employee who participates in the Deferred Compensation Plan to be fully vested in his accrued benefit and shall freeze the Deferred Compensation Plan with respect to any further accrual of benefits with respect to, and deferrals of compensation by, each Flexible Employee who participates in the Deferred Compensation Plan.

               (d) Jaite Union Pension Plan ("Jaite Plan"). As of the Closing Date, the Sealright Rigid Group shall transfer to Flexible and Flexible shall assume (i) the sponsorship of the Jaite Plan, (ii) the status of the "named fiduciary" with respect to the Jaite Plan, and (iii) all of the liabilities and obligations (except for any breach of any duty or obligation occurring prior to the Closing Date) of the Sealright Rigid Group in respect of the Jaite Plan including, but not limited to, all liabilities and obligations thereunder with respect to Flexible Employees and their beneficiaries and former Flexible Employees and their beneficiaries whether vested or unvested. As of the Closing Date, the Sealright Rigid Group shall be relieved of all liabilities and obligations arising out of or relating to the Jaite Plan except for any breach of duty or obligation occurring prior to the Closing Date.

               (e) The Western Conference of Teamsters Pension Trust Fund ("Teamsters Pension Fund") and The Western Conference of Teamsters Supplemental Income Trust Fund ("Teamsters 401(k) Plan"). As of the Closing Date, the Sealright Rigid Group shall transfer to Flexible and Flexible shall assume all of the liabilities and obligations (except for any breach of any duty or obligation occurring prior to the Closing Date) of the Sealright Rigid Group in respect of the Teamsters Pension Fund and the Teamsters 401(k) Plan including, but not limited to, all liabilities and obligations thereunder with respect to Flexible Employees and their beneficiaries and former Flexible Employees and their beneficiaries. As of the Closing Date, the Sealright Rigid Group shall be relieved of all liabilities and obligations arising out of or relating to the Teamsters Pension Fund and Teamsters 401(k) Plan except for any breach of duty or obligation occurring prior to the Closing Date.

          7.3  Welfare Benefit Plans and Trusts.

               (a) Medical, Dental and Vision Insurance; Medical Spending Accounts; Employee Assistance Program. The Sealright Rigid Group shall be responsible for (i) all claims incurred, both reported and unreported, with respect to all medical, dental and vision plans, all health care spending accounts, and employee assistance programs on or prior to the Closing Date,
     (ii) all obligations with respect to continuation coverage which arise on or prior to the Closing Date, and (iii) any Health Insurance Portability and Accountability Act of 1996 notice and reporting obligations.

               As of the Closing Date, the Sealright Rigid Group shall transfer to Flexible and Flexible shall assume all of the liabilities and obligations (except for any breach of any duty or obligation occurring prior to the Closing Date) of the Sealright Rigid Group in respect of the Teamsters Managed Health Care Fund including, but not limited to, all liabilities and obligations thereunder with respect to Flexible Employees and their beneficiaries and former Flexible Employees and their beneficiaries. As of the Closing Date, the Sealright Rigid Group shall be relieved of all liabilities and obligation arising out of or relating to the Teamsters Managed Care Trust Fund except for any breach of duty or obligation occurring prior to the Closing Date.

               (b) Life Insurance; Accidental Death and Dismemberment; Business Travel Accident. The Sealright Rigid Group shall be responsible for all claims incurred, both reported and unreported, with respect to all life insurance, accidental death and dismemberment and business travel accident plans on or prior to the Closing Date. The Sealright Rigid Group shall inform each Flexible Employee who terminates employment of any individual right available under any applicable life insurance, accidental death and dismemberment and business travel accident plans to convert to an individual policy.

               (c)  Disability.

                    (1) Short-term disability: Sealright Rigid Group shall be responsible for its employees (and unallocated employees who become Sealright Rigid

     Group employees) who are disabled and/or on a short-term disability leave of absence. Flexible shall be responsible for its employees (and unallocated employees who become Flexible employees) who are disabled and/or on a short-term disability leave of absence. In the event that any of certain unallocated personnel is disabled and/or on a short-term disability leave of absence and does not become an employee of either Sealright Rigid Group or Flexible, Sealright Rigid Group and Flexible shall respectively assume and bear the short-term disability costs associated with such unallocated personnel pursuant to the terms of the Letter Agreement.

                    (2) Long-term disability: Sealright Rigid Group shall be responsible for (i) employees who are disabled and/or on a long-term disability leave of absence on or before the Closing Date, and (ii) employees who are disabled and/or on a short-term disability leave of absence on or before the Closing Date and go on a long-term disability leave of absence after the Closing Date without first returning to full-time, active work.

               (d) Refunds and Rebates. In the event that the Sealright Rigid Group receives any refund, rebate or similar premium or fee adjustment from any insurer or third party administrator, Sealright Rigid Group shall pay Flexible a portion of such refund, rebate or similar premium or fee adjustment which is in the same proportion to the total refund, rebate or similar premium or fee adjustment as the Flexible Employee participants and their dependents and beneficiaries bear to the total number of participants, dependents and beneficiaries in such insured plan, minimum premium arrangement or other similar arrangement during the period of time for which such refund, rebate or similar premium or fee adjustment is made.

               In the event that Flexible or Venture receives any refund, rebate or similar premium or fee adjustment from any insurer or third party administrator, Flexible or Venture respectively shall pay Sealright Rigid Group a portion of such refund, rebate or similar premium or fee adjustment which is in the same proportion to the total refund, rebate or similar premium or fee adjustment as the Sealright Rigid Group Employee participants and their dependents and beneficiaries bear to the total number of participants, dependents and beneficiaries in such insured plan, minimum premium arrangement or other similar arrangement during the period of time for which such refund, rebate or similar premium or fee adjustment is made.

          7.4 Vacation Pay. Each party shall assume all liability for all unpaid vacation pay accrued by its employees. Sealright and Flexible shall respectively assume and bear vacation pay costs associated with certain unallocated personnel pursuant to the terms of the Letter Agreement.

          7.5  Severance Pay.

          (a) Except as provided in 7.5(b) below, each party shall assume and be solely responsible for all severance pay liabilities and obligations whatsoever in connection with claims made by or on behalf of its employees.

          (b) Sealright and Flexible shall respectively assume and bear severance costs associated with certain unallocated personnel pursuant to the terms of the Letter Agreement.

          7.6  Collective Bargaining Agreements. As of the Reorganization Date,
(i) the Flexible Group shall have all (and the Sealright Rigid Group shall cease to have any) liability or obligation whatsoever with respect to any employee or former employee under the Flexible Collective Bargaining Agreements and (ii) the Flexible Group shall cease to have any liability or obligation whatsoever with respect to any employee or former employees under any of the Sealright Rigid Group Collective Bargaining Agreements.

          7.7 Other Balance Sheet Adjustments. To the extent not otherwise provided in this Agreement, Sealright and Flexible shall take such action as is necessary to effect an adjustment to the books of Sealright and Flexible so that, as of January 1, 1998, the prepaid expense balances and accrued employee liabilities with respect to any employee liability or obligation assumed or retained as of such date by the Sealright Rigid Group or the Flexible Group are appropriately reflected on the consolidated balance sheets of Sealright and Flexible as of January 1, 1998, respectively.

          7.8 Refunds and Rebates of Expensed Items. In the event that subsequent to January 1, 1998, Sealright Rigid Group receives any refund, rebate or similar premium or fee adjustment for or relating to any prepaid expense items (including but not limited to insurance, and for which adjustments pursuant to Section 7.7 hereof have not been appropriately made) relating to employee benefits or arrangements not described in Section 7.3(d) hereof, Sealright Rigid Group shall pay Flexible a portion of such refund, rebate or similar premium or fee adjustment which is in the same proportion to the total refund, rebate or similar premium or fee adjustment as the Flexible Employee participants and their dependents and beneficiaries bear to the total number of participants, dependents and beneficiaries in such employee benefits or arrangements.

          In the event that subsequent to January 1, 1998, Flexible receives any refund, rebate or similar premium or fee adjustment for or relating to any prepaid expense items (including but not limited to insurance, and for which adjustments pursuant to Section 7.7 hereof have not been appropriately made) relating to employee benefits or arrangements not described in Section 7.3(d) hereof, Flexible shall pay Sealright Rigid Group a portion of such refund, rebate or similar premium or fee adjustment which is in the same proportion to the total refund, rebate or similar premium or fee adjustment as the Sealright Rigid Group Employee participants and their dependents and beneficiaries bear to the total number of participants, dependents and beneficiaries in such employee benefits or arrangements.

                                 ARTICLE VIII

                                 MISCELLANEOUS

          8.1 Further Assurances. Each party hereto shall cooperate reasonably with the other parties, and execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transfers of Flexible Assets and Flexible Liabilities and the other transactions contemplated hereby or in any of the Ancillary Agreements.

          8.2 Survival of Agreements. All covenants and agreements of the parties hereto contained in this Agreement shall survive the Reorganization Date.

          8.3 Entire Agreement. This Agreement, the Exhibits and Schedules hereto (if any), and the Ancillary Agreements shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all previous negotiations, commitments and writings with respect to such subject matter.

          8.4 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Kansas, without regard to its conflicts of law principles, as to all matters, including matters of validity, construction, effect, performance and remedies.

          8.5 Notices. All notices, requests, claims, demands and other communications hereunder (collectively, "Notices") shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex, facsimile or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

  If to a member of the Sealright Rigid Group:

  c/o Huhtamaki Oy                         Sealright Co., Inc.
  Lansituulentie 7                         9201 Packaging Drive
  02100 ESP00                              DeSoto, KS 66018
  FINLAND                                  Attention: John Carper
  Attention: Eero Aho                      (913) 583-3025 (telephone)
  (011) 358-9-6868-81 (telephone)          (913) 583-8284 (telecopier)
  (011) 358-9-6868-8222 (telecopier)

  with a copy to:

  White & Case LLP
  1155 Avenue of the Americas
  New York, New York 10036
  Attention: Timothy B. Goodell, Esq.
  (212) 819-8200 (telephone)
  (212) 354-8113 (telecopier)

  If to a member of the Flexible Group:

  G. Kenneth Baum
  c/o George K. Baum & Company
  Twelve Wyandotte Plaza
  120 West 12th Street
  Kansas City, MO 64105
  (816) 474-1100 (telephone)
  (816) 283-5325 (telecopier)

  with a copy to:

  Bryan Cave LLP
  7500 College Boulevard
  Suite 1100
  Overland Park, KS 66210
  Attention: Thomas W. Van Dyke, Esq.
  (913) 338-7700 (telephone)
  (913) 338-7777 (telecopier)

or to such other address as either Group may have furnished to the other Group by a notice in writing in accordance with this Section.

          8.6 Amendment and Modification; No Waiver. This Agreement may be amended, modified or supplemented, and rights hereunder may be waived, only by a written agreement signed by the parties hereto. No waiver of any term, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of, or right or remedy under, this Agreement.

          8.7 Successors and Assigns; No Third-Party Beneficiaries. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of each party hereto and each of their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party with the consent of the other parties.

          8.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          8.9  Interpretation.

               (a) The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

               (b) The parties hereto intend that, for federal income tax purposes, the contributions, transfers, assumptions, and the Reorganization contemplated hereby shall each qualify for non-recognition treatment under the applicable provisions of Section 351 of the Code.

          8.10 Legal Enforceability. Any provision of this Agreement or any of the Ancillary Agreements which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each party acknowledges that money damages would be an inadequate remedy for any breach of the provisions of this Agreement or any of the Ancillary Agreements and agrees that the obligations of the parties hereunder and thereunder shall be specifically enforceable.

          8.11 References; Construction. References to any "Article," "Exhibit," "Schedule" or "Section," without more, are to Articles, Exhibits, Schedules and Sections to or of this Agreement, as applicable. Unless otherwise expressly stated, clauses beginning with the term "including" set forth examples only and in no way limit the generality of the matters thus exemplified.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                     SEALRIGHT CO., INC.

                                     By: /s/ Charles F. Marcy
                                        ----------------------------------
                                           Name: Charles F. Marcy
                                           Title: President

                                     JPS PACKAGING COMPANY

                                     By: /s/ John T. Carper
                                        ----------------------------------
                                           Name:  John T. Carper
                                           Title: President

                                     SEALRIGHT MANUFACTURING-WEST, INC.

                                     By: /s/ Charles F. Marcy
                                        ----------------------------------
                                           Name:  Charles F. Marcy
                                           Title: President

                                     SEALRIGHT PACKAGING COMPANY

                                     By: /s/ Charles F. Marcy
                                        ----------------------------------
                                           Name:  Charles F. Marcy
                                           Title: President